NORWOOD FINANCIAL CORP
HOLDS ANNUAL MEETING OF STOCKHOLDERS

FOR IMMEDIATE RELEASE – April 27, 2017

HONESDALE, PENNSYLVANIA
The 146th Annual Meeting of Stockholders of Norwood Financial Corp (Nasdaq-NWFL), Parent Company of Wayne Bank was held on Tuesday, April 25th at the Company's headquarters in Honesdale.
Business conducted at the Annual Meeting included remarks by Chairman of the Board William W. Davis, Jr., who chaired the meeting.  Matters presented to, and approved by, stockholders were the re-election of company directors Joseph W. Adams, Kevin M. Lamont and Dr. Kenneth A. Phillips, the ratification of S.R. Snodgrass, P.C., as the Company's independent auditors for 2017, the approval of a non-binding resolution approving the compensation of the Company's named Executive Officers, and whether an advisory vote on executive compensation should occur every three years.  The meeting also included presentations to stockholders from President and Chief Executive Officer Lewis J. Critelli and Executive Vice President and Chief Financial Officer William Lance.
Chairman Davis welcomed stockholders and introduced the Directors and Executive Officers seated at the head table.  He then turned the meeting over to Mr. Critelli, who conducted the formal business portion of the meeting.
Mr. Lance provided stockholders with a detailed report of the Company's financial results for 2016.  Among the highlights of the Company's performance in 2016 cited by Mr.

Lance were net earnings of $6.7 million and an increase in cash dividends paid to shareholders from $1.24 per share in 2015 to $1.25 per share in 2016.  Mr. Lance also discussed the impact on 2016 results due to the acquisition of Delaware Bancshares, Inc. in 2016, and cited key ratios.
Mr. Critelli's address included the results for the first quarter of 2017 and a summary of plans for the remainder of the year.  Mr. Critelli noted first quarter earnings of $2.4 million and earnings per share (diluted) of $.57.  Total assets were $1.1 billion as of March 31, 2017, with total loans outstanding of $719.4 million, deposits of $931.4 million and stockholders' equity at $113.0 million.  Mr. Critelli also commented on the Company's reduction of non-performing assets.
At the Bank's annual reorganization meeting, executive appointments for the ensuing year included:
William W. Davis, Jr.   -    Chairman of the Board
Dr. Andrew A. Forte.   -    Vice Chairman of the Board
Lewis J. Critelli     -    President & Chief Executive Officer
William S. Lance                 -    Executive Vice President, Chief Financial Officer &  Secretary
Norwood Financial Corp, through its subsidiary Wayne Bank, operates fourteen offices in Northeastern Pennsylvania and twelve offices in the Southern Tier of New York.  The Company's stock is traded on the Nasdaq Market, under the symbol, "NWFL".
The Private Securities Litigation Reform Act of 1995 contains safe harbor provisions regarding forward-looking statements.  When used in this discussion, the words "believes", "anticipates", "contemplates", "expects", and similar expressions are intended to identify forward-looking statements.  Such statements are subject to certain risks and uncertainties, which could cause actual results to differ materially from those projected.

Those risks and uncertainties include changes in federal and state laws, changes in interest rates, risks associated with the acquisition of Delaware Bancshares, Inc., government fiscal policies, the ability to control costs and expenses, demand for real estate, cybersecurity risks and general economic conditions.  The Company undertakes no obligation to publicly release the results of any revisions to those forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact: William S. Lance
     Executive Vice President & Chief Financial Officer
     NORWOOD FINANCIAL CORP
       570-253-8505
     www.waynebank.com